                                  SUPPLEMENT TO
                                       THE
                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                       OF
                       MOBLEY ENVIRONMENTAL SERVICES, INC.
                                       AT
                               $.25 NET PER SHARE
                                       BY
                               GAP CAPITAL, L.L.C.
                             ROGER J. PIPES, MANAGER

------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 27, 1999, UNLESS THE OFFER IS EXTENDED.
------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER 2,662,975 CLASS A SHARES (APPROXIMATELY 51% OF THE OUTSTANDING CLASS A SHARES ON A FULLY DILUTED BASIS EXCLUDING CLASS B SHARES SUBJECT TO THE LOCK-UP AND VOTING AGREEMENT). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS.

     THE BOARD OF DIRECTORS OF MOBLEY ENVIRONMENTAL SERVICES, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER REFERRED TO HEREIN AND DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE PURCHASER DOES NOT CURRENTLY HAVE PLANS TO CASH OUT NON-TENDERING STOCKHOLDERS BY MERGER, REVERSE SPLIT OR OTHERWISE. AS SUCH, NO ASSURANCE CAN BE GIVEN TO STOCKHOLDERS OF THE COMPANY WHO DO NOT TENDER ALL OF THEIR CLASS A SHARES PURSUANT TO THE OFFER THAT ANY ADDITIONAL OPPORTUNITY WILL BE GIVEN BY THE PURCHASER TO RECEIVE A PAYMENT FROM THE PURCHASER FOR SUCH NON-TENDERED SHARES.

                              ----------------------

                                    IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of Class A common stock, par value $.01 per share, of the Company ("Class A Shares") should either (i) complete and sign the Letter of Transmittal previously circulated with the Offer to Purchase or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile and any other required documents to the Depositary and either deliver the certificates for such Class A Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Class A Shares pursuant to the procedure for book-entry transfer set forth in
Section 2 of the Offer to Purchase or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Class A Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Class A Shares.

     A stockholder who desires to tender Class A Shares and whose certificates for such Class A Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Class A Shares by following the procedure for guaranteed delivery set forth in Section 2 of the Offer to Purchase, including the Notice of Guaranteed Delivery.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to Purchaser at the address and telephone number set forth on the back cover of the Offer to Purchase.

To the Holders of Class A Common Stock of Mobley Environmental Services, Inc.:

                                  INTRODUCTION

     The following information amends and supplements the Offer to Purchase, dated June 11, 1999 (the "Offer to Purchase"), of GAP Capital, L.L.C., a Texas limited liability company (the "Purchaser"). Pursuant to this Supplement to the Offer to Purchase (this "Supplement"), the Purchaser has extended the Expiration Date of the Offer to 12:00 Midnight, New York City time, on Tuesday, July 27, 1999. The Purchaser is offering to purchase all outstanding shares of Class A common stock, par value $.01 per share (the "Class A Shares"), of Mobley Environmental Services, Inc., a Delaware corporation (the "Company"), at $.25 per share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the Letter of Transmittal (which, together with any amendment or supplements hereto or thereto, collectively constitute the "Offer").

     Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Any statement contained in the Offer to Purchase shall be deemed to be modified or superseded to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Offer to Purchase and must not be relied upon by holders of Class A Shares. Unless the context requires otherwise, capitalized terms used herein but not otherwise defined herein have the meaning give to such terms in the Offer to Purchase.

     Stockholders who have previously validly tendered and not properly withdrawn their Class A Shares pursuant to the Offer are not required to take any further action to tender their Class A Shares, except as may be required by the guaranteed delivery procedure described in Section 2 of the Offer to Purchase, if such procedure was utilized.

     This Supplement should be read in conjunction with the Offer to Purchase and the Letter of Transmittal, copies of which may be obtained in the manner set forth on the back cover of the Offer to Purchase. This Supplement, the Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

1.       AMENDED TERMS OF THE OFFER

         Section 1 of the Offer to Purchase is hereby amended and supplemented by the following:

              The Purchaser has extended the Expiration Date of the Offer to 12:00 Midnight, New York City time, on Tuesday July 27, 1999 and has increased the Offer Price by 25% to $.25 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer.

2.       WITHDRAWAL RIGHTS

         Section 3 of the Offer to Purchase is hereby amended and supplemented by the following:

              Class A Shares tendered pursuant to the Offer may also be withdrawn pursuant to the procedures set forth in this Section 3 of the Offer to Purchase at any time after 60 days from the date of the commencement of the Offer.

3.       CERTAIN INFORMATION CONCERNING THE PURCHASER

         Section 9 of the Offer to Purchase is hereby amended and supplement by the following:

                  The Purchaser has no assets except that its members have irrevocably committed to the Purchaser to make capital contributions to the Purchaser, upon the satisfaction of the Minimum Condition, in an amount required by the Purchaser to acquire the tendered Class A Shares pursuant to the Offer, which aggregate Offer Price is estimated not to exceed approximately $1,431,447 (the "Aggregate Offer Amount"), and the Investors have advanced and irrevocably committed to the Purchaser to additionally advance to the Purchaser the funds necessary to pay fees and expenses related to the Offer, which fees and expenses are estimated to be approximately $125,000 (the "Estimated Expenses")(the Aggregate Offer Amount with the Estimated Expenses are referred to herein as (the "Aggregate Transaction Amount")). The Purchaser has no liabilities other than transaction expenses, which have not exceeded the Estimated Expenses. The Manager has certified to the Purchaser and provided additional information as requested to verify that the Manager's net worth exceeds the Aggregate Transaction Amount and that funds in excess of such Aggregate Transaction Amount are available to such individual in cash and marketable securities.

4.       SOURCE AND AMOUNT OF FUNDS

         Section 10 of the Offer to Purchase is hereby amended and supplemented by the following:

              The total amount of funds required by the Purchaser to acquire the tendered Class A Shares pursuant to the Offer and to pay fees and expenses related to the Offer is estimated not to exceed approximately $1,556,447.

5.       CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

         Section 11 of the Offer to Purchase is hereby amended and supplemented by the following:

              During the negotiation process, the concept of causing the Company to become a wholly-owned subsidiary of the Purchaser was deleted from the transaction proposal and the Purchaser does not currently have plans to cash out non-tendering stockholders by merger, reverse split or otherwise. As such, no assurance can be given to stockholders of the Company that do not tender all of their Class A Shares pursuant to the Offer that any additional opportunity will be given by the Purchaser receive a payment from the Purchaser for such non-tendered shares.

              The Company's obligation to file certain reports with the Commission was suspended on June 4, 1999, upon the Company's filing of a Form 15. Further, the Company's Class A Shares will be deregistered 90 days following such filing or on such earlier date as the Commission may determine. As such, potential buyers and sellers of the Company's Class A Shares may not have available current financial and other information about the Company, which may negatively impact the ability of non-tendering stockholders to later sell their Class A Shares. In addition, as a result of the consummation of the Offer, the number of Class A Shares that might otherwise trade may be reduced, which may have an additional negative impact on the ability of non-tendering stockholders to later sell their Class A Shares. Finally, the Company's Class A Shares may no longer be eligible for trading on the OTC Bulletin Board as a result of the Company's deregistration with the Commission of its Class A Shares, potentially resulting in the absence of any readily available market for the Company's Class A Shares.

              The Company has indicated to the Purchaser that an earn out payment due to the Company from US Filter Recovery Services (Southwest), Inc., that was originally estimated to be approximately $600,000, is now estimated to be approximately $1,679,000 (each amount being pre-tax and net of applicable commissions).

6. PURPOSE OF THE OFFER; THE TENDER OFFER AGREEMENT; THE LOCK-UP AND VOTING AGREEMENT; THE WARRANT

         Section 12 of the Offer to Purchase is hereby amended and supplemented by the following:

                  The Purchaser does not currently have plans to cash out non-tendering stockholders by merger, reverse split or otherwise. As such, no assurance can be given to stockholders of the Company who do not tender all of their Class A Shares pursuant to the Offer that any additional opportunity will be given by the Purchaser to receive a payment from the Purchaser for such non-tendered shares.

                  The Company's obligation to file certain reports with the Commission was suspended on June 4, 1999, upon the Company's filing of a Form 15. Further, the Company's Class A Shares will be deregistered 90 days following such filing or on such earlier date as the Commission may determine. As such, potential buyers and sellers of the Company's Class A Shares may not have available current financial and other information about the Company, which may negatively impact the ability of non-tendering stockholders to later sell their Class A Shares. In addition, as a result of the consummation of the Offer, the number of Class A Shares that might otherwise trade may be reduced, which may have an additional negative impact on the ability of non-tendering stockholders to later sell their Class A Shares. Finally, the Company's Class A Shares may no longer be eligible for trading on the OTC Bulletin Board as a result of the Company's deregistration with the

         Commission of its Class A Shares, potentially resulting in the absence of any readily available market for the Company's Class A Shares.

7.       CERTAIN CONDITIONS OF THE OFFER

         Section 14 of the Offer to Purchase is hereby amended and supplemented by replacing the first paragraph of such section prior to the enumerated items with the following language:

              Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) relating to the obligation of the Purchaser to pay for or return tendered Class A Shares promptly after the termination or withdrawal of the Offer) to pay for tendered Class A Shares, or may terminate or amend the Offer as provided in the Tender Offer Agreement, or may postpone the acceptance for payment of, or payment for, tendered Class A Shares (whether or not any other tendered Class A Shares have been accepted for payment or paid for pursuant to the Offer): (i) if prior to the expiration of the Offer the Minimum Condition has not been satisfied; or (ii) if prior to the expiration of the Offer any of the following occurs:
















EXCEPT AS AMENDED AND SUPPLEMENTED HEREBY, ALL PROVISIONS OF THE OFFER TO PURCHASE REMAIN UNAFFECTED AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL.

                               GAP CAPITAL, L.L.C.

The Letter of Transmittal, certificates for Class A Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                                BankBoston, N.A.

     BY OVERNIGHT COURIER:               BY MAIL DELIVERY:            BY HAND:

        BankBoston N.A.                   BankBoston, N.A.     Securities Transfer and
         c/o EquiServe                     c/o EquiServe       Reporting Services, Inc.
       Corporate Actions                 Corporate Actions          c/o EquiServe
 150 Royall Street, MS 45-01-40            P.O. Box 8029       100 William Street, Galleria
       Canton, MA 02021                Boston, MA 02266-8029      New York, NY 10038


                                FOR INFORMATION:
                               Call (781) 575-3120


Questions and requests for assistance or for additional copies of this Supplement to the Offer to Purchase, the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Purchaser at the telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                               GAP Capital, L.L.C.
                          6310 Lemmon Avenue, Suite 202
                               Dallas, Texas 75209
                                 (214) 350-9070
                       Attn: Roger J. Pipes, its Manager







2275482-Supplement to Offer to Purchase